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                                                         EXHIBIT 23.4





INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Chateau Properties, Inc. on Form S-4 of our reports dated February 2, 1996 (relating to the consolidated financial statements of ROC Communities, Inc.) and February 23, 1994 (relating to the financial statements of ROC Controlled, Properties), appearing in the Annual Report on Form 10-K and 10-K/A of ROC Communities, Inc. for the year ended December 31, 1995, and our reports dated July 26, 1996 (relating to certain real estate properties) appearing in the Current Report on Form 8-K/A dated September 9, 1996, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ DELOITTE & TOUCHE LLP
    ---------------------
    DELOITTE & TOUCHE LLP

Denver, Colorado
December 23, 1996